EXHIBIT 11

                                MAXXAM INC.

                         COMPUTATION OF NET INCOME
                  PER COMMON AND COMMON EQUIVALENT SHARE

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                                          THREE MONTHS ENDED            SIX MONTHS ENDED
                                               JUNE 30,                     JUNE 30,
                                     ---------------------------- ---------------------------
                                          1998           1997          1998          1997
                                     -------------- ------------- ------------- -------------
Weighted average common shares
     outstanding                          7,000,597     8,531,457     7,000,597     8,593,856
Common equivalent shares attributable
     to stock options and convertible
     securities                             828,522       768,040       812,720       769,339
                                     -------------- ------------- ------------- -------------
     Total common and common
          equivalent shares               7,829,119     9,299,497     7,813,317     9,363,195
                                     ============== ============= ============= =============

Earnings per share information:
Basic:
     Net income                      $         1.76 $        3.72 $        2.04 $        3.80
                                     ============== ============= ============= =============
Diluted:
     Net income per common and
          common equivalent share    $         1.57 $        3.42 $        1.83 $        3.49
                                     ============== ============= ============= =============

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